Exhibit 99.1

News Release FOR IMMEDIATE RELEASE For Information: Quynh McGuire Vice President, Investor Relations 412 227 2049 McGuireQT@koppers.com	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

KOPPERS REPORTS THIRD QUARTER 2026 RESULTS

•Sales of $499.1 million vs. $485.3 million in Prior Year Quarter
•Net income of $14.7 million vs. $23.8 million in Prior Year Quarter
•Diluted EPS of $0.75 vs. $1.17 in Prior Year Quarter
•Adjusted EPS of $0.77 vs. $1.21 in Prior Year Quarter
•Adjusted EBITDA of $58.0 million vs. $70.9 million in Prior Year Quarter
•Record year-to-date operating cash flow of $126.9 million vs. $77.4 million in Prior Year Period
•Record year-to-date free cash flow of $92.0 million vs. $39.0 million in Prior Year Period; returned $56.2 million to shareholders and reduced total debt by $31.0 million (net debt by $35.8 million) in Year-to-Date Period

PITTSBURGH, November 6, 2026 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today reported its third quarter of 2026 results.

	Three Months Ended September 30,
(Dollars in millions, except per share amounts)	2026	2025	Change	% Change
Net sales	$499.1	$485.3	$13.8	2.8%
Net income	$14.7	$23.8	$(9.1)	(38.2)%
Adjusted net income(1)	$15.2	$24.4	$(9.2)	(37.7)%
Diluted earnings per share (EPS)	$0.75	$1.17	$(0.42)	(35.9)%
Adjusted EPS(1)	$0.77	$1.21	$(0.44)	(36.4)%
Adjusted EBITDA(1)	$58.0	$70.9	$(12.9)	(18.2)%
(1)Non-GAAP financial measure. See Non-GAAP Financial Measures for additional information and reconciliations to the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.
Chief Executive Officer and Chair Leroy Ball said, “Our third-quarter results reflect continued challenges in the macroeconomic environment. While we are delivering on our commitments to grow volumes and structurally improve our cost position, higher raw material and logistics costs are more than offsetting those benefits in the near term, placing additional pressure on margins and earnings. Our Catalyst transformation program continues to address these headwinds, fundamentally changing how we drive performance improvement across the organization. Performance Chemicals delivered higher sales and adjusted EBITDA over the prior year quarter, while profitability declined in our Railroad and Utility Products and Services and Carbon Materials and Chemicals businesses. At the same time, we generated record year-to-date operating cash flow and free cash flow by taking decisive action to enhance operational efficiency and controlling what we can control. We remain focused on improving margins, generating cash and allocating capital with discipline to build long-term shareholder value.”

Third Quarter Financial Performance

	Three Months Ended September 30,
	2026	2025	Change	% Change
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$232.8	$232.7	$0.1	0.0%
Performance Chemicals	161.5	144.3	17.2	11.9%
Carbon Materials and Chemicals	104.8	108.3	(3.5)	(3.2)%
Total	$499.1	$485.3	$13.8	2.8%
Adjusted EBITDA:
Railroad and Utility Products and Services	$22.3	$29.2	$(6.9)	(23.6)%
Performance Chemicals	29.6	26.1	3.5	13.4%
Carbon Materials and Chemicals	6.1	15.6	(9.5)	(60.9)%
Total(1)	$58.0	$70.9	$(12.9)	(18.2)%
Adjusted EBITDA margin as a percentage of GAAP sales:
Railroad and Utility Products and Services	9.6%	12.5%	(2.9)%	(23.2)%
Performance Chemicals	18.3%	18.1%	0.2%	1.1%
Carbon Materials and Chemicals	5.8%	14.4%	(8.6)%	(59.7)%
(1)Non-GAAP financial measure. See Non-GAAP Financial Measures for additional information and reconciliations to the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.
•Net sales increased $13.8 million, or 2.8 percent, in the third quarter of 2026 as compared to the prior year quarter, primarily driven by volume increases in residential and industrial wood preservatives, Class I crossties and U.S. utility poles. The increases were offset in part by unfavorable pricing for Class I crossties in the RUPS segment compared to the prior year quarter. Currency conversion had a favorable effect of $6.1 million compared to the prior year quarter.
•Adjusted EBITDA of $58.0 million decreased $12.9 million, or 18.2 percent, as compared to $70.9 million in the prior year quarter. The year-over-year decrease was due primarily to higher raw material and logistics costs. Also, selling, general and administrative expenses were $3.4 million higher year-over-year due mainly to an increase in compensation-related costs and higher technology costs. The increases were partly offset by lower professional services costs.
•Operating cash flow for the nine months ended September 30, 2026, was a record $126.9 million compared to $77.4 million in the prior year period. The increase primarily reflected improved working capital performance and approximately $14 million of pension funding in the prior-year period, partially offset by lower underlying earnings. The improvement in working capital reflected the timing of customer receipts and vendor payments as well as lower inventory. Free cash flow for the nine months ended September 30, 2026, was $92.0 million, also a record, compared to $39.0 million in the prior year period, net of capital expenditures of $34.9 million and $38.4 million, respectively.
•RUPS net sales increased slightly due primarily to higher volumes for crossties and a five percent volume increase in the company's domestic utility pole business, including an acquisition of a western U.S. pole procurement business. These increases were mostly offset by approximately $6.3 million related to the sale of a railroad services business in the third quarter of 2025 and price decreases across multiple markets, particularly for crossties. Foreign currency changes had a favorable impact of $0.9 million on sales compared to the prior year period, mainly from the company's utility pole business in Australia. Adjusted EBITDA decreased due to lower sales prices, particularly for Class I crossties, $3.7 million of higher raw material and selling, general and administrative costs and approximately $0.6 million related to the sale of the railroad services business. These decreases were partly offset by an increase in sales volume, primarily in the Class I crossties business.

•PC net sales increased due to a ten percent volume growth, primarily in the Americas, related to market share gains and inventory restocking. Lower prices in Europe were mostly offset by higher prices in the Americas and Australasia. Foreign currency changes had a favorable impact of $2.6 million on sales compared to the prior year period. Adjusted EBITDA increased due primarily to higher sales volume and favorable utilization, partly offset by higher raw material costs of $4.7 million. Raw material costs were unfavorably impacted primarily by increased scrap copper costs, net of the benefit realized from the company's copper-hedging program.
•CMC net sales decreased due mainly to reduced volumes, particularly for carbon pitch. These decreases were partly offset by price increases for carbon pitch and carbon black feedstock. Carbon pitch prices were approximately four percent higher globally from the prior year period, driven by market dynamics in North America and Europe. Foreign currency changes had a favorable impact of $2.6 million on sales compared to the prior year period. Adjusted EBITDA decreased due to higher raw material costs of $9.0 million and lower utilization of $1.7 million, primarily in North America, due to feedstock quality issues and the accelerated closure of the company's Stickney facility.

2026 Outlook
The company continues to expect positive volume trends and increasing benefits from its ongoing operational improvement efforts. However, higher than anticipated raw material and logistics costs, partially influenced by elevated energy prices, have created additional margin pressures that are expected to persist through the remainder of 2026. While the company has made strong progress on the planned actions to optimize its production network, these benefits are not expected to fully offset the near-term impact of higher input costs and weaker end market demand. At the same time, several working capital initiatives are anticipated to generate additional cash flow, supporting the company's ability to maintain its operating cash flow guidance. Accordingly, Koppers is updating its 2026 forecast as follows:

	2026 Current Forecast	2026 Prior Forecast	2025 Actual
Net sales	~$1.9B	$1.9 - $2.0B	$1.9B
Adjusted EBITDA	$220 - $225M	$240 - $250M	$257M
Effective tax rate on adjusted net income	31 percent	28 percent	29 percent
Adjusted EPS	$3.10 - $3.25	$3.80 - $4.20	$4.07
Operating cash flow	$165 - $185M	$165 - $185M	$123M
Capital expenditures	$50M	$55M	$55M
Free cash flow	$115 - $135M	$110 - $130M	$68M

Commenting on the 2026 forecast, Mr. Ball said, "While 2026 hasn’t played out as we originally planned, our team has built a strong foundation for significant improvement in 2027. Raw material and logistics costs have escalated throughout the year faster than we can recover in the near term. However, commercial actions that take effect in 2027 will help reset earnings to a meaningfully higher level as we are beginning to realize the benefits of several large self-help initiatives, including the accelerated Stickney closure and the idling of our Florence treating plant. In the meantime, our working capital initiatives continue to generate cash, allowing us to maintain our operating cash flow guidance and raise our free cash flow outlook.”
Koppers does not provide reconciliations of guidance for adjusted EBITDA, free cash flow and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant. Forward-looking statements, including the guidance above, are based upon current expectations and are subject to factors that could cause actual results to differ materially from those set forth above. Please see the “Safe Harbor Statement” below for more information.

Investor Conference Call and Webcast
Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s results for the third quarter of 2026. Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.
Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10205169. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration. The conference call will be broadcast live on www.koppers.com and can also be accessed here.
An audio replay will be available approximately two hours after the completion of the call toll free at 855-669-9658 for the U.S. and Canada, or 412-317-0088 for international, using replay access code 5501905. The recording will be available for replay through December 6, 2026.
###
About Koppers
Koppers (NYSE: KOP) is an integrated global provider of essential treated wood products, wood preservation technologies and carbon compounds. Our team of approximately 1,700 employees create, protect and preserve key elements of our global infrastructure – including railroad crossties, utility poles, outdoor wooden structures, and production feedstocks for steel, aluminum and construction materials, among others – applying decades of industry-leading expertise while constantly innovating to anticipate the needs of tomorrow. Together we are providing safe and sustainable solutions to enable rail transportation, keep power flowing, and create spaces of enjoyment for people everywhere. Protecting What Matters, Preserving The Future. Learn more at Koppers.com.
Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.
Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. Koppers believes that adjusted EBITDA, adjusted net income, adjusted earnings per share, free cash flow and net debt provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitates comparisons between periods. The exclusion of certain items permits evaluation and a comparison between periods of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance. In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans and for certain performance share units granted to management prior to 2026. The Board of Directors and executive management also use free cash flow and adjusted earnings per share as performance measures for certain performance share units granted to management in 2026.
Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.
See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release: Unaudited Reconciliation of Net Income to Adjusted EBITDA, Unaudited Reconciliations of Net Income to Adjusted Net Income and Diluted Earnings Per Share and Adjusted Earnings Per Share, Unaudited Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow and Unaudited Reconciliation of Total Debt to Net Debt.

Safe Harbor Statement
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any related impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties.
All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, cost reduction efforts, transformation initiatives, product introductions or expansions, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.
Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, availability of and fluctuations in the prices of key raw materials, including coal tar, lumber and scrap copper; the impact of changes in commodity prices, such as oil, copper and chemicals, on product margins; the successful implementation of multi-year cost mitigation programs; the extent of the dependence of certain of our businesses on certain market sectors and customers; economic, political and environmental conditions in domestic and international markets, including governmental changes, tariffs, restrictions on trade and restrictions on the ability to transfer capital across countries; geopolitical events (including the current conflicts in the Middle East); current and potential future tariffs or duties; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; unexpected business disruptions; potential delays in timing or changes to expected benefits from cost reduction efforts; timing and results of any transformation initiatives, including estimates and assumptions related to the cost and the anticipated benefits of the transformation initiatives; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; capital market conditions, including interest rates, borrowing costs and foreign currency rate fluctuations; disruptions and inefficiencies in the supply chain; changes in laws; the impact of environmental laws and regulations and compliance therewith; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission. We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this release may not in fact occur. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
(Dollars in millions, except share and per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$499.1	$485.3	$1,474.5	$1,446.6
Cost of sales	399.9	368.3	1,179.7	1,109.6
Depreciation and amortization	18.1	17.6	55.4	53.6
Selling, general and administrative	40.9	37.5	123.5	118.1
Impairment and restructuring	9.8	10.2	233.4	47.8
(Gain) on sale of assets	0.0	(0.1)	(3.9)	(0.4)
Operating profit (loss)	30.4	51.8	(113.6)	117.9
Other income, net	1.0	0.7	2.9	4.2
Interest expense	14.9	16.7	44.9	50.6
Loss on pension settlement	0.0	0.0	0.0	29.0
Income (loss) before income taxes	16.5	35.8	(155.6)	42.5
Income tax provision (benefit)	1.8	12.0	(29.9)	16.2
Net income (loss)	$14.7	$23.8	$(125.7)	$26.3
Earnings (loss) per common share:
Basic	$0.78	$1.21	$(6.55)	$1.32
Diluted	$0.75	$1.17	$(6.55)	$1.29
Weighted average shares outstanding (in thousands):
Basic	18,874	19,654	19,182	19,964
Diluted	19,660	20,212	19,182	20,414

KOPPERS HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEET

	September 30, 2026	December 31, 2025
(Dollars in millions, except share and per share amounts)	(Unaudited)
Assets
Cash and cash equivalents	$42.8	$38.0
Accounts receivable, net of allowance of $4.5 and $7.0	203.9	158.7
Inventories, net	387.3	411.2
Derivative contracts	20.1	31.5
Other current assets	20.8	29.3
Total current assets	674.9	668.7
Property, plant and equipment, net of accumulated depreciation of $655.5 and $465.4	476.7	650.9
Goodwill	329.1	329.4
Intangible assets, net	93.5	106.7
Operating lease right-of-use assets	102.7	102.9
Deferred tax assets	7.4	7.0
Other assets	33.0	21.2
Total assets	$1,717.3	$1,886.8
Liabilities
Accounts payable	$153.5	$122.4
Accrued liabilities	95.2	72.6
Current operating lease liabilities	30.9	27.2
Current maturities of long-term debt	4.9	4.9
Total current liabilities	284.5	227.1
Long-term debt	883.3	914.3
Operating lease liabilities	72.3	76.1
Accrued postretirement benefits	12.8	13.7
Deferred tax liabilities	8.9	43.7
Other long-term liabilities	53.0	37.6
Total liabilities	1,314.8	1,312.5
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 26,868,672 and 26,213,052 shares issued	0.3	0.3
Additional paid-in capital	344.3	332.4
Retained earnings	407.8	539.4
Accumulated other comprehensive loss	(61.7)	(61.4)
Treasury stock, at cost, 8,072,259 and 6,757,247 shares	(288.2)	(236.7)
Total Koppers shareholders’ equity	402.5	574.0
Noncontrolling interests	0.0	0.3
Total equity	402.5	574.3
Total liabilities and equity	$1,717.3	$1,886.8

KOPPERS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended September 30,
	2026	2025
(Dollars in millions)	(Unaudited)	(Unaudited)
Cash provided by (used in) operating activities:
Net (loss) income	$(125.7)	$26.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55.4	53.6
Impairment and depreciation in impairment and restructuring	210.2	18.0
Stock-based compensation	10.0	10.7
Change in derivative contracts	7.9	(14.7)
Non-cash interest expense	2.8	2.8
(Gain) on sale of assets	(3.8)	(0.3)
Insurance proceeds	0.0	(2.2)
Deferred income taxes	(43.0)	1.6
Pension settlement	0.0	29.0
Change in other liabilities	2.8	3.3
Cloud-based software implementation costs, net of amortization	(0.2)	(4.0)
Other - net	(3.0)	(1.9)
Changes in working capital:
Accounts receivable	(46.7)	(3.5)
Inventories	18.9	13.9
Accounts payable	32.9	(22.0)
Accrued liabilities	9.2	(27.1)
Other working capital	(0.8)	(6.1)
Net cash provided by operating activities	126.9	77.4
Cash (used in) provided by investing activities:
Capital expenditures	(34.9)	(38.4)
Insurance proceeds	0.0	2.2
Sale of assets	0.0	2.5
Sale of business and divestitures	0.7	4.8
Other investing activities	1.2	(9.6)
Net cash (used in) investing activities	(33.0)	(38.5)
Cash (used in) provided by financing activities:
Borrowings of credit facility	582.6	420.4
Repayments of credit facility	(612.7)	(424.5)
Repayments of long-term debt	(3.7)	(3.7)
Issuances of Common Stock	1.9	1.1
Repurchases of Common Stock	(51.0)	(33.3)
Payment of debt issuance costs	0.0	(2.6)
Dividends paid and return of capital to noncontrolling interests	(5.5)	(4.7)
Net cash (used in) financing activities	(88.4)	(47.3)
Effect of exchange rate changes on cash	(0.7)	2.4
Net increase (decrease) in cash and cash equivalents	4.8	(6.0)
Cash and cash equivalents at beginning of period	38.0	43.9
Cash and cash equivalents at end of period	$42.8	$37.9

UNAUDITED SEGMENT INFORMATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$232.8	$232.7	$698.7	$718.1
Performance Chemicals	161.5	144.3	471.8	416.0
Carbon Materials and Chemicals	104.8	108.3	304.0	312.5
Total	$499.1	$485.3	$1,474.5	$1,446.6
Adjusted EBITDA:
Railroad and Utility Products and Services	$22.3	$29.2	$70.6	$86.3
Performance Chemicals	29.6	26.1	93.1	74.9
Carbon Materials and Chemicals	6.1	15.6	14.6	42.3
Total(1)	$58.0	$70.9	$178.3	$203.5
Adjusted EBITDA margin as a percentage of GAAP sales:
Railroad and Utility Products and Services	9.6%	12.5%	10.1%	12.0%
Performance Chemicals	18.3%	18.1%	19.7%	18.0%
Carbon Materials and Chemicals	5.8%	14.4%	4.8%	13.5%
(1)The table below describes the adjustments to arrive at adjusted EBITDA.
UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2026	2025	2026	2025	2025
(Dollars in millions)
Net income (loss)	$14.7	$23.8	$(125.7)	$26.3	$56.0
Depreciation and amortization	18.1	17.6	55.4	53.6	73.6
Interest expense	14.9	16.7	44.9	50.6	66.1
Income tax provision (benefit)	1.8	12.0	(29.9)	16.2	25.2
Sub-total	49.5	70.1	(55.3)	146.7	220.9
Adjustments to arrive at adjusted EBITDA:
Acquisition inventory step-up amortization	0.0	0.0	0.8	0.0	0.0
Amortization of cloud-based software implementation costs	0.8	0.3	2.0	1.1	1.2
(Gain) on sale of assets	0.0	(0.1)	(3.9)	(0.4)	(0.4)
Impairment, restructuring and plant closure costs	9.8	10.2	233.4	47.8	51.9
LIFO (benefit)(1)	(3.1)	(4.8)	(6.6)	(7.3)	(11.0)
Mark-to-market commodity hedging losses (gains)	1.0	(4.9)	7.9	(14.7)	(34.2)
Pension settlement and expense	0.0	0.1	0.0	30.3	28.3
Total adjustments	8.5	0.8	233.6	56.8	35.8
Adjusted EBITDA	$58.0	$70.9	$178.3	$203.5	$256.7
(1)The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.

UNAUDITED RECONCILIATIONS OF NET INCOME TO ADJUSTED NET INCOME AND
DILUTED EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2026	2025	2026	2025	2025
(Dollars in millions, except share and per share amounts)
Net income (loss)	$14.7	$23.8	$(125.7)	$26.3	$56.0
Adjustments to arrive at adjusted net income:
Acquisition inventory step-up amortization	0.0	0.0	0.8	0.0	0.0
Amortization of cloud-based software implementation costs	0.8	0.3	2.0	1.1	1.2
(Gain) on sale of assets	0.0	(0.1)	(3.9)	(0.4)	(0.4)
Impairment, restructuring and plant closure costs	9.8	10.2	233.4	47.8	51.9
LIFO (benefit)(1)	(3.1)	(4.8)	(6.6)	(7.3)	(11.0)
Mark-to-market commodity hedging losses (gains)	1.0	(4.9)	7.9	(14.7)	(34.2)
Pension settlement and expense	0.0	0.1	0.0	30.3	28.3
Total adjustments	8.5	0.8	233.6	56.8	35.8
Adjustments to income tax:
Income tax on adjustments to pre-tax income	(8.0)	(0.2)	(54.2)	(14.2)	(8.8)
Effect on adjusted net income	0.5	0.6	179.4	42.6	27.0
Adjusted net income	$15.2	$24.4	$53.7	$68.9	$83.0
Diluted weighted average common shares outstanding (in thousands)	19,660	20,212	19,881	20,414	20,405
Diluted earnings (loss) per share	$0.75	$1.17	$(6.55)	$1.29	$2.74
Adjusted earnings per share	$0.77	$1.21	$2.70	$3.38	$4.07
(1)The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.
UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW

	Nine Months Ended September 30,
	2026	2025
(Dollars in millions)
Net cash provided by operating activities	$126.9	$77.4
Less: capital expenditures	(34.9)	(38.4)
Free cash flow	$92.0	$39.0
UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT

	September 30, 2026	December 31, 2025
(Dollars in millions)
Total Debt	$888.2	$919.2
Less: Cash	42.8	38.0
Net Debt	$845.4	$881.2